ASSOCIATED BANC-CORP
DIRECTORS' DEFERRED COMPENSATION PLAN

Restated effective as of December 4, 2018

TABLE OF CONTENTS

ASSOCIATED BANC-CORP
DIRECTORS' DEFERRED COMPENSATION PLAN

ARTICLE 1
Establishment of and Purpose of Plan

Through its acquisition of other banks and bank holding companies, the Associated Banc-Corp (the "Company") became the sponsor of several plans under which the directors of the acquired organizations had deferred their director compensation (the "Predecessor Plans"):

The Company established the Associated Banc-Corp Directors' Deferred Compensation Plan (the "Plan"), and merged the Predecessor Plans into the Plan, effective July 1, 1999. This document amended and restated the Plan effective January 1, 2008 to comply with Internal Revenue Code ("Code") section 409A. This Plan was restated on November 16, 2015 with respect to deferrals after January 1, 2016, and effective November 21, 2016 to implement certain administrative provisions. The Company has further restated this Plan, effective December 4, 2018, to allow for the deferral of the Company's common stock received upon the vesting of certain equity awards under the Company's Incentive Plan (as hereinafter defined).

ARTICLE 2
Definitions and Construction

As used herein, the following words shall have the following meanings:

2.01 Definitions.

(a) Administrator. The Company, or such other person, persons or entity as may be appointed by the Board pursuant to Article 6, to control and manage the operation and administration of the Plan.

(b) Beneficiary. The beneficiary or beneficiaries designated by a Participant pursuant to section 5.03 to receive the amount (if any) payable under the Plan upon the death of the Participant.

(c) Board. The Board means the Board of Directors of the Company.

(d) Committee. The Compensation and Benefits Committee of the Board.

(e) Company. Associated Banc-Corp, a Wisconsin banking corporation. The Board has authorized the Compensation and Benefits Committee of the Board to act on behalf of the Company for purposes of the Plan.

(f) Common Stock. The common stock, par value $.01 per share, of the Company.

(g) Deferred Stock Account. Effective for Plan Year 2019 and after, the bookkeeping record of Deferred Stock maintained for each Participant pursuant to Article 4 below.

(h) Deferred Stock. Effective for Plan Year 2019 and after, Common Stock received and held for a Participant pursuant to the Plan.

(i) Distribution Election. An election made by the Eligible Director pursuant to a written or electronic form approved by the Administrator to receive payment of the Eligible Director's cash retainer or Deferred Stock on the date or dates elected by the Eligible Director and consistent with Code Section 409A.

(j) Dividend Equivalent. Any right to receive payments equal to dividends or property, if and when paid or distributed, on Shares.

(k) Eligible Director. A former director of a bank or bank holding company acquired by the Company who had a Memorandum Account in one of the Predecessor Plans or a director of the Company as of January 1, 2003 or any subsequent year.

(l) Effective Date. The effective date of this Plan shall be July 1, 1999.

(m) Fair Market Value. "Fair Market Value" shall have the same meaning as under the Incentive Plan.

(n) Incentive Plan. The Associated Banc-Corp 2017 Incentive Compensation Plan, as amended by the Company from time to time and any successor to such Plan.

(o) Memorandum Account. The bookkeeping record maintained for each Participant pursuant to Article 4 below.

(p) Participants. Such Eligible Directors who meet the participation requirements described in Article 3. "Active" Participants are those who are currently eligible to make deferrals under the Plan. "Inactive" Participants are those who have a Memorandum Account under the Plan, but are no longer eligible to make deferrals.

(q) Person. Any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

(r) Plan. The Associated Banc-Corp Directors' Deferred Compensation Plan, as stated herein and as amended from time to time.

(s) Plan Year. The period beginning January 1 and ending on December 31 and each 12-month period ending on each subsequent December 31.

(t) Predecessor Plan. Any one of the following, collectively known as the "Predecessor Plans:"

- the Citizens Community Bankshares, Inc. Directors' Deferred Compensation Plan;
- the Citizens State Bank of Wittenberg Bank Directors' Deferred Compensation Plan;
- the F&M Financial Services Corporation Directors' Deferred Compensation Plan;
- the Iron Exchange Bank of Hurley Bank Directors' Deferred Compensation Plan; and
- the First Financial Corporation Directors Deferred Compensation Plan.

(u) Restricted Stock Unit or RSU. "Restricted Stock Unit" or "RSU" shall have the same meaning as under the Incentive Plan.

(v) Semi-Annual Averaged Fed Funds Rate. The monthly average of the Fed Funds Sold Rate as published by Bankers' Bank of Wisconsin (or any successor thereto).

(w) Settlement Date. The payment date for Deferred Stock.

(x) Share. A share of Common Stock.

(y) Unforeseeable Emergency. An Unforeseeable Emergency is a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant and consistent with the requirements under Code Section 409A.

2.02 Construction. The laws of the State of Wisconsin, as amended from time to time, shall govern the construction and application of this Plan. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate. The words "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall refer to the entire Plan, not to a particular section. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import. If any provisions of the Code or other statutes or regulations render any provisions of the Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

ARTICLE 3
Participation

3.01 Commencement of Participation. An Eligible Director who had a bookkeeping account of benefits (referred to under this Plan as a "Memorandum Account") as of June 30, 1999 under a Predecessor Plan shall automatically become a Participant in this Plan as of the Effective Date. All other Eligible Directors shall become Participants in this Plan as of January 1, 2003, or any subsequent January 1 following the Plan Year in which an accepted Distribution Election is completed.

3.02 Deferral of Director's Cash Fees. All active Participants are eligible to defer beginning on January 1, 2013 and each subsequent January 1 of any year. An Eligible Director shall begin participation in the Plan by completing and submitting a Distribution Election provided by the Administrator. A Participant may only execute Distribution Election for a Plan Year prior to the commencement of the Plan Year. Deferrals shall continue in accordance with Distribution Election until the earliest of the following: (1) the date Participant's directorship terminates; or (2) December 31 of the Plan Year for which the deferrals were elected.

3.03 Deferral of Common Stock. Effective for Plan Year 2019 and after, all active Participants are eligible to defer all or any portion of the Common Stock received upon vesting and settlement of RSUs settled in Shares. An Eligible Director shall begin participation in the Plan by completing and submitting a Distribution Election provided by the Administrator. A Participant may only execute Distribution Election for a Plan Year prior to the commencement of the Plan Year. Deferrals shall continue in accordance with Distribution Election until the earliest of the following: (1) the date Participant's directorship terminates; or (2) December 31 of the Plan Year for which the deferrals were elected.

ARTICLE 4
Memorandum Account and Deferred Stock Account

4.01 Nature of Memorandum Account. The Company shall establish a Memorandum Account for each Eligible Director with respect to his or her cash retainer or, for Plan Years prior to 2013, a Memorandum Account for Company contributions. For the sole purpose of measuring benefits due Participants hereunder, the Company shall maintain on behalf of each Participant a bookkeeping record to which the Company shall credit the amounts described in this Article 4. This bookkeeping record shall be referred to as the Memorandum Account.

The Memorandum Account and assets, if any and of any nature, acquired by the Company to measure a Participant's benefits hereunder, shall not constitute or be treated for any reason as a trust for, property of or a security interest for the benefit of, Participant, his Beneficiaries or any other person. The Participant and the Company acknowledge that the Plan constitutes a promise by the Company to pay benefits to the Participants or their beneficiaries; that Participants' rights hereunder are limited to those of general unsecured creditors of the Company; and that the establishment of the Plan, acquisition of assets to measure Participant's benefits hereunder or deferral of all or any portion of an active Participant's director's fees hereunder does not prevent any property of the Company from being subject to the rights of all the Company's creditors. The Company may, in its discretion, contribute amounts to a "rabbi trust" to provide a source of funds from which to satisfy its obligations under this Plan, but the assets of such rabbi trust shall continue to be subject to the rights of all the Company's creditors.

4.02 Credit of Deferrals to Memorandum Account. The Company shall credit to an active Participant's Memorandum Account during a Plan Year deferral amounts representing director's cash retainer as they would otherwise become payable to the active Participant during the Plan Year.

4.03 Adjustments to Memorandum Account. Each Participant may specify his investment preferences for his Memorandum Account by completing and submitting an Investment Preference Form provided by the Administrator. Final approval of the Participant's investment selection is within the discretion of the Administrator. The Participant's Memorandum Account shall be adjusted to reflect the income and losses and increase or decrease in value experienced by assets as if the amounts were invested according to the Participant's preferences. A Participant's Memorandum Account shall also reflect expenses generated by, and related to, the investment choices made in accordance with the Investment Preference Form.

A Participant may submit a new Investment Preference Form to the Administrator as frequently as may be allowed by the Administrator or a third-party delegate, consistent with any procedures that may be approved by the Company.

4.04 Valuation of Memorandum Account. Within 90 days after the last day of each Plan Year, the Company shall provide each Participant or his Beneficiaries a statement indicating the balance of his Memorandum Account as of the last day of such Plan Year, reflecting the

amount of deferrals, if any, credited for such year, together with all other changes in value during the Plan Year, and any distributions made during the Plan Year. Participants who disagree with the information provided in such statements must submit objections, in writing, to the Administrator within 90 days of receipt such statements.

4.05 Establishment of Deferred Stock Accounts. The Company shall establish a Deferred Stock_Account on its books for each Participant who makes a Distribution Election with respect to Participant's Common Stock received pursuant to an RSU settlement. Deferred Stock Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferred Stock Accounts. The obligation to make distributions of securities or other amounts credited to Deferred Stock Accounts shall be an unfunded, unsecured obligation of the Company.

4.06 Crediting of Dividend Equivalents. Unless otherwise provided by the Administrator, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferred Stock Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the Deferred Stock Account in the form of additional Common Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution.

ARTICLE 5

Distributions of Memorandum Account and Deferred Stock Account

5.01 Distributions Generally.

(a) The distribution election completed by each Participant under each Predecessor Plan shall remain irrevocable and in full force and effect under this Plan. Except as otherwise permitted by the rules established by the Administrator and applicable law, the Distribution Election for amounts deferred in a Plan Year must be made by the Participant and filed with the Company prior to commencement of the Plan Year to which the deferrals relate.

(b) The Company will settle a Deferred Stock Account on the Settlement Date by delivering to the holder thereof (which may be the Participant or his or her beneficiary, as applicable) a number of Shares equal to the whole number of Shares of Deferred Stock then credited to the Participant's Deferred Stock Account (or a specified portion in the event of any partial settlement); provided, however, that any fractional Shares of Deferred Stock remaining in the Deferred Stock Account on the Settlement Date will either be forfeited or distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Share, as determined by the Committee.

5.02 For Reasons Other Than Death.

(a) The Company shall distribute the Participant's Memorandum Account or Deferred Stock Account in the manner elected by the Participant pursuant to the Participant's Distribution Election.

(b) For deferrals of a Participant's cash retainer for Plan Year 2016 or later (or for deferrals of Participant's Common Stock, Plan Year 2019 or later), the only permissible distribution event for such Memorandum Account that may be elected by a Participant in his or her Distribution Election is the Participant's "separation from service" (as defined under Section 409A of the Code and the regulations thereunder).

(c) A Participant may elect to receive payment of his Memorandum Account in a lump sum payment or in annual installments of 5 or 10 years.

(d) A Participant may elect to receive payment of Participant's Deferred Stock Account in a single lump sum or in annual installments of 5 or 10 years.

(e) For deferrals of director's cash retainer for Plan Year 2016 or later (or for deferrals of Participant's Common Stock, Plan Year 2019 or later), if a Participant fails to make a payment election on a Distribution Election with respect to deferrals relating to Plan Year 2016 or a later Plan Year (or for deferrals of Participant's Common Stock, Plan Year 2019 or later) by the time that such a Distribution Election would be necessary under Section 409A of the Code, such

Participant will be deemed to have elected to receive Participant's Memorandum Account with respect to cash retainers deferred for such Plan Year or Deferred Stock Account with respect to RSUs deferred for such Plan Year in a lump sum upon Participant's separation from service.

(f) Memorandum Account amounts may be distributed in cash or Shares in the discretion of and in accordance with procedures established by the Administrator. The Administrator shall reduce the balance in the Participant's Memorandum Account by the amount or value of any payment pursuant to this section 5.02 immediately upon the occurrence of such payment.

(g) In no event shall distributions to a Participant who receives distributions as a result of a separation from service occur prior to six months after the Participant's separation from service. Therefore, for any distribution to a Participant who has elected to receive distributions of his Memorandum Account or Deferred Stock Account commencing upon a separation from service, the first (or only, in the case of a lump sum) distribution to the Participant in such case shall be made to the Participant on the first business day following the date of the six-month anniversary of the Participant's separation from service. Subsequent installments, if applicable, shall be paid to the Participant on the annual anniversary of the first payment, with all installments calculated on the declining balance method.

(h) For distributions from a Participant's Memorandum Account or Deferred Stock Account which related to deferrals in Plan Year 2016 or later (or for deferrals of Participant's Common Stock, Plan Year 2019 or later), each installment payment related to such deferrals from a Participant's Memorandum Account or Deferred Stock Account shall be treated as a separate payment for purposes of Section 409A of the Code.

(i) For Plan Years after Plan Year 2016 for the Participant's Memorandum Account (or for deferrals of Participant's Common Stock, Plan Year 2019 or later), a Participant's most recent Distribution Election filed with the Company shall control the method of payment of a Participant's Memorandum Account or Deferred Stock Account attributable to Plan Years after such Distribution Election is filed with the Company.

5.03 Upon Death.

(a) Upon a Participant's death with a balance remaining in his Memorandum Account or Deferred Stock Account, the Company shall pay an amount equaling the entire balance of his Memorandum Account or Deferred Stock Account to the beneficiary or beneficiaries Participant specifies, or, if none, to Participant's estate. Each Participant may designate a beneficiary or beneficiaries to receive the unpaid balance of Participant's Memorandum Account or Deferred Stock Account upon Participant's death and may revoke or modify such designation at any time and from time to time by submitting to the Administrator a Beneficiary Designation on forms approved by the Administrator.

(b) If a Participant's death occurs prior to the permissible distribution event elected by the Participant on Participant's Distribution Election the Company shall, as soon as practicable, pay to the Beneficiary in a lump sum the entire balance due the Participant.

(c) If a Participant's death occurs after the permissible distribution event elected by the Participant on Participant's Distribution Election, payments to Participant's Beneficiary shall continue in the same form, and be calculated in the same manner, as paid to the Participant prior to his death by merely substituting the Beneficiary for the Participant.

(d) If a Beneficiary survives a Participant but dies prior to receipt of the entire amount in the Memorandum Account due the Beneficiary, the Company shall, as soon as practicable, pay to the estate of the Beneficiary in a lump sum the entire remaining balance therein due the Beneficiary.

(e) The Administrator shall reduce the balance in the deceased Participant's Memorandum Account or Deferred Stock Account by the amount of any payment pursuant to this section 5.03 immediately upon the occurrence of such payment.

5.04 Unforeseeable Emergencies. In the event of an Unforeseeable Emergency either before or after the commencement of payments hereunder, a Participant or Beneficiary may request in writing that all or any portion of the benefits due him hereunder be paid in one or more installments prior to the normal time for payment of such amount. The Administrator shall, in its reasonable judgment and consistent with the requirements under Section 409A of the Code, determine whether the applicant could not address the emergency through reimbursement or compensation by insurance or otherwise, by liquidation of assets (provided such liquidation, in itself, would not create a financial hardship) or by ceasing deferrals hereunder. Only if the Administrator determines that such an Unforeseeable Emergency exists, the Company shall pay to the Participant or Beneficiary, as the case may be, an amount equal to the lesser of (a) the amount requested or (b) the amount reasonably necessary to alleviate the hardship. The Administrator shall use its reasonable discretion to determine when the prepayments shall be made and shall immediately reduce the balance in the recipient's Memorandum Account or Deferred Stock Account by the amount of such payment.

5.05 Domestic Relations Order. The Administrator may comply with the provisions and conditions of any "domestic relations order" (as defined by Code Section 414(p)(1)(B)) and distribute to an individual other than the Participant (the "Alternate Payee") the portion of a Participant's Memorandum Account or Deferred Stock Account that is determined to comply with the "domestic relations order;" provided, however, the Administrator may, in its sole discretion, condition such distribution on the payment of a fee by the Participant or Alternate Payee (either directly or as a charge against such distribution).

ARTICLE 6
Administration of the Plan

6.01 Appointment of Separate Administrator. The Company has appointed the Committee to serve as Administrator. The Company shall accept and rely upon any document executed by the Committee until the Board revokes such appointment. No person serving on the Committee shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan.

6.02 Powers and Duties. The Administrator shall administer the Plan in accordance with its terms. The Administrator shall have full and complete authority and control with respect to Plan operations and administration unless the Administrator allocates and delegates such authority or control pursuant to the procedures stated in subsection (b) or (c) below. Any decisions of the Administrator or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Administrator shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:

(a) To employ such accountants, counsel, or other persons as it deems necessary or desirable in connection with Plan administration. The Company shall bear the costs of such services and other administrative expenses.

(b) To designate in writing persons other than the Administrator to perform any of its powers and duties hereunder.

(c) To allocate in writing any of its powers and duties hereunder to those persons who have been designated to perform Plan fiduciary responsibilities.

(d) The discretionary authority to construe and interpret the Plan, including the power to construe disputed provisions.

(e) To resolve all questions arising in the administration, interpretation, and application of the Plan, including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

(f) To adopt such rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

(g) To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and other such information as the Administrator may reasonably deem necessary, desirable or convenient to support an application for such distribution.

(h) To apply consistently and uniformly rules, regulations and determinations to all Participants and beneficiaries in similar circumstances.

6.03 Records and Notices. The Administrator shall keep a record of all its proceedings and acts and shall maintain all such books of accounts, records and other data as may be

necessary for proper plan administration. The Administrator shall notify the Company of any action taken by the Administrator which affects the Trustee's Plan obligations or rights and, when required, shall notify any other interested parties.

6.04 Compensation and Expenses. The expenses incurred by the Administrator in the proper administration of the Plan shall be paid from the Company. An Administrator who is an Employee or a Director shall not receive any additional fee or compensation for services rendered as an Administrator.

ARTICLE 7
General Provisions

7.01 Assignment. No Participant or Beneficiary may sell, assign, transfer, encumber or otherwise dispose of the right to receive payments hereunder. A Participant's right to payments under the Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's beneficiary.

7.02 Termination and Amendment. The Company may at any time and from time to time terminate, suspend, alter or amend this Plan and no Participant or any other person shall have any right, title, interest or claim against the Company, its directors, officers or employees for any amount. Subject to the rights of Company creditors as described in sections 4.01 and 4.05, Participants shall otherwise be fully vested in their Memorandum Accounts and Deferred Stock Accounts at all times. Except for permitted acceleration under Section 409A of the Code and at the discretion of the Administrator, following Plan termination: (a) Memorandum Accounts shall continue to be subject to adjustment under section 4.03 and valuation under section 4.04 until distributions are completed in accordance with Article 5; and (b) Deferred Stock Accounts shall continue to be subject to the terms of the applicable Distribution Election until the Settlement Date.

7.03 Notice. Any and all notices, designations or reports provided for herein shall be shall be sufficient if (i) hand delivered, (ii) electronically delivered, (iii) sent by registered or certified mail, return receipt requested, or (iv) faxed to, in the case of the Company, the Company's principal business office directed to the attention of its Board of Directors or the Administrator, and, in the case of a Participant or Beneficiary, at his/her latest address on the records of the Company.

7.04 Limitation on Liability. In no event shall the Company, Administrator, or any employee, officer, or director of the Company incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan.

7.05 Indemnification. The Company shall indemnify the Administrator and any employee, officer or director of the Company against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person's own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent, or employee of the administrator or as an officer, director or employee of the Company, and such person's rights shall inure to the benefit of his heirs and representatives.

7.06 Headings. All articles and section headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated thereunder.

7.07 Severability. Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Plan.

7.08 Director Position Not Guaranteed by Plan. The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give any Participant the right to a new or continued position as director or limit the right of the Company to dismiss or impose penalties upon the Participant or modify the terms of directorship by any Participant.

EXECUTION

IN WITNESS WHEREOF, Associated Banc-Corp, by its duly authorized officer, has executed this Plan on the date indicated below.

Associated Banc-Corp

By: [signature]

Title: Secretary

Dated: 12/4/18